Exhibit 4.5
EXPRESSJET HOLDINGS, INC.
2009 TREASURY STOCK PURCHASE PLAN
     1. Establishment of The Plan. ExpressJet Holdings, Inc. (the “Company”) hereby establishes this 2009 Treasury Stock Purchase Plan (the “Plan”) upon the terms and conditions hereinafter stated as of the Effective Date.
     2. Purpose. The purpose of this Plan is to contribute to the growth and profitability of the Company by providing eligible members of the Company’s Board of Directors with an opportunity to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as an incentive to work toward the success of the Company.
     3. Construction.
          (a) Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
     (i) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     (ii) “Agent” means Merrill Lynch, a registered broker dealer, appointed by the Board of the Company.
     (iii) “Annual Incentive Fee” means, with respect to a particular Service Year, the annual incentive fee owed to a Participant for serving as a member of the Board and any of its committees for such Service Year.
     (iv) “Board” means the Board of Directors of the Company.
     (v) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto. References to any provision of the Code or regulation (including proposed regulation) thereunder shall include any successor provisions or regulations.
     (vi) “Committee” means the Nominating and Corporate Governance Committee of the Board.
     (vii) “Effective Date” means the date upon which the Board’s approval of the Plan becomes effective.

     (viii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission relating thereto. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.
     (ix) “Eligible Director” has the meaning set forth in Section 6(a).
     (x) “Participant” means an Eligible Director who participates in the Plan.
     (xi) “Participant’s Account” means the account maintained for the Participant by the Agent pursuant to this Plan.
     (xii) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     (xiii) “Service Year” means the period commencing immediately upon final adjournment of the annual stockholders’ meeting and extending through the next annual stockholders’ meeting.
          (b) Construction. In this Plan, unless a clear contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section or other subdivision, (ii) reference to any section means such section hereof, (iii) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term and (iv) words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
          (c) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
     4. Stock Subject to Plan.
          (a) Source of Shares. The Common Stock purchasable under the Plan shall be limited to treasury shares or shares purchased by the Company on the open market or from private sources for use under the Plan. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed one million shares.
          (b) Adjustment for Capital Changes. The aggregate number of shares that may be issued over the term of the Plan shall be adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the Effective Date of this Plan that result from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or other increase or decrease in such shares effected without receipt or payment of consideration by the Company.

     5. Operation of Plan.
          (a) Operation. This Plan is intended to meet the requirements of Rule 16b-3(d)(1) (or its successor) adopted under the Exchange Act. To the extent, if any, that any questions of interpretation arise, the Board shall resolve such questions.
          (b) Participant Accounts; Shares Purchased. The Agent will act as a custodian for any cash held by it for the benefit of a Participant and for all shares of the Common Stock purchased pursuant to this Plan. Shares of Common Stock purchased under the Plan will be deposited into such accounts in the manner provided in Section 7(a). The relationship between each Participant and the Agent shall be the relationship of client and broker.
          (c) Information and Voting Rights. Each Participant shall have all rights of a stockholder of the Company appurtenant to the shares of Common Stock held in his or her account.
          (d) Limitation on Liability. The Company, its subsidiaries and their respective directors, officers, employees and agents, including the Agent (the “Corporate Group”), are in no way obligated, liable or responsible to a Participant for any claims, loss or damage sustained as a result of any transaction under the Plan. The Participant, by virtue of his or her participation, shall waive and release the Corporate Group for any liability related thereto. If a member of the Corporate Group is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Company shall indemnify him to the extent permitted by the Company’s Articles of Incorporation, Bylaws and the General Corporation Law of the State of Delaware. The Corporate Group does not guarantee the Participant’s Account in any manner against investment loss or depreciation in asset value. The Corporate Group does not recommend participation in the Plan to any Eligible Director, and participation in the Plan shall be completely voluntary on the part of any Eligible Director.
          (e) Expenses Paid by Company. The Company will not pay more than the reasonable fees and charges relating to Common Stock purchases under the Plan, as agreed upon between the Company and the Agent, for brokerage commissions and bookkeeping and custodial expenses.
          (f) Compliance with Law and Regulations. All shares of Common Stock purchased under this Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. No shares of Common Stock shall be transferred to or from a Participant’s account absent compliance with applicable law and regulations.
          (g) Restrictions on Transfer. The shares of the Common Stock purchased pursuant to this Plan, which will be held by the Agent for six months and during which time may not be sold, transferred, assigned or hypothecated, shall have a legend noting such restriction, and a stop order will be noted in the Company’s stock transfer ledger. All such sales shall comply with applicable federal and state law and regulation and the Company’s Statement of Policy Regarding Compliance with Federal Securities Laws, as the same may be amended from time to time.
          (h) Withholding. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Participants such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Participant any additional amounts that may be required for such purpose. Notwithstanding the Purchase Election authorized in Section 6(c), the Company may adjust the Purchase Election to reflect any cash amount so withheld.
     6. Eligibility; Participation.
          (a) Eligibility. Only members of the Board who are not employees of the Company or a subsidiary of the Company (each, an “Eligible Director”) are eligible to participate in the Plan. For purposes of this Section 6(a), a person shall not be considered an employee solely by reason of serving as Chairman or Vice Chairman of the Board.
          (b) Participation. An Eligible Director may begin participating in the Plan (i) within the first thirty (30) days after the Effective Date, (ii) thereafter, within the first thirty (30) days after such person first becomes an Eligible Director or (iii) at any time thereafter prior to the commencement of a particular Service Year; provided, however, that no Eligible Director may participate in the Plan prior to his or her delivery to the Secretary of the Company of completed Agent Account Application and Client Agreement forms. By such delivery, the Eligible Director agrees to participate in the Plan with respect to the Purchase Election. A Participant may cease participation in the Plan by written notice delivered to the Secretary of the Company.
          (c) Authorized Purchase Amount. Each Participant in the Plan shall annually authorize in writing that a percentage of his or her Annual Incentive Fees (the “Purchase Election”) is to be used to purchase Common Stock pursuant to the terms of the Plan.
     7. Participant’s Account.
          (a) Participant’s Purchase of Common Stock. Promptly following each Board meeting that immediately follows the annual stockholders’ meeting (the “First Meeting”), each Participant shall direct the Agent in writing to deliver funds from Participant’s Account with the Agent to the Company’s designated bank account (as set forth on the face of the Client Agreement) in payment of his or her Purchase Election. Promptly thereafter, Participant’s Account shall be credited with the number of shares of Common Stock equal to such Participant’s Purchase Election multiplied by the Annual Incentive Fees for the then-current Service Year (the “Purchase Amount”) divided by the Appropriate Share Price (as defined below), as quoted in The Wall Street Journal (or in such other reliable publication as the Board or its Agent, in its discretion, may determine to rely upon). For purposes of this Agreement, the “Appropriate Share Price” means, (i) for the first Service Year following the Effective Date, the closing price of the Common Stock on the Effective Date, (ii) for each Service Year thereafter, the closing price of the Common Stock on the date of the First Meeting; or (iii) if the First

Meeting is on a day that is not a day on which securities are traded on The New York Stock Exchange, then the closing price of the Common Stock on the next trading day. The number of shares purchased by the Participant and credited to the Participant’s Account shall be rounded down to the nearest whole number. The value of any fractional share not credited to the Participant’s account shall be promptly paid to the Participant in cash.
          (b) Insufficient Common Stock. Notwithstanding anything in the Plan to the contrary, in the event that, on any particular date, the number of shares of Common Stock available for purchase hereunder is insufficient to accommodate all Purchase Elections, then such shares of Common Stock shall be allocated on a pro rata basis among Participants based on the number of shares of Common Stock then available under the Plan.
          (c) Commissions. No commissions will be charged to the Participant for the purchase of the shares of Common Stock pursuant to the Plan.
          (d) Other Adjustments. The aggregate number of shares of Common Stock held in a Participant’s Account shall be adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the Effective Date resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or other increase or decrease in such shares effected without receipt or payment of consideration by the Company.
          (e) Interest. No interest will be paid on the funds in the Participant’s account.
     8. Sale of Stock; Stock Certificate.
          (a) Sale of Common Stock. A Participant may direct the Agent to sell any part or all of the shares of Common Stock in such Participant’s Account, subject to the restrictions set forth in applicable law and regulation and as set forth in Section 5(g). A Participant’s request to sell shares of Common Stock of the Company in his or her account will be made by completing the appropriate authorization form and returning such form to the Agent.
          (b) Commissions. The Agent may charge a Participant a commission on all sales of shares of the Common Stock at the applicable rate per the Account Agreement. Other normal charges of the Agent also are payable by the Participant and will be deducted from the proceeds of the sale.
          (c) Request for Certificates. A Participant may, at his or her sole cost and expense, request the Agent to issue share certificates for one hundred (100) or more shares of Common Stock directly to such Participant. All share certificates issued to a Participant will contain the legend described in Section 5(g).
     9. Amendment; Termination.
          (a) Termination of Plan by Company. The Board may, at any time, with prospective or retroactive effect, amend in any manner, suspend or terminate the Plan.

          (b) Termination of Participant’s Account. Upon termination of the Plan pursuant to Section 9(a) or a Participant’s termination of participation in the Plan pursuant to Section 6(b), a Participant may direct the Agent to deliver (i) the net proceeds of the sale of the shares of Common Stock in the Participant’s Account, subject to the restriction set forth in Section 5(g), (ii) a share certificate in the Participant’s name or such other name (if permitted hereby) as directed for the number of full shares of Common Stock in the Participant’s Account and a check for any funds remaining in the Participant’s Account or (iii) if no shares have been purchased, a check for the Participant’s contribution. No interest shall be payable on the cash, if any, or shares held in such account.
          (c) Certificates. All share certificates issued to a Participant pursuant to this Section 9 shall contain the legend described in Section 5(g).
     10. Effective Date of the Plan; Term.
          (a) Effective Date. This Plan shall become effective on the Effective Date.
          (b) Term. This Plan shall remain in effect until such time as (i) the maximum number of shares of Common Stock specified in Section 4(a) available under the Plan shall have been purchased or (ii) the Plan is terminated by the Company.
     11. Miscellaneous.
          (a) Governing Law. To the extent not governed by federal laws of the United States of America, this Plan shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.
          (b) No Right to Engagement. The Participant’s participation in this Plan shall not be construed as giving a Participant the right to remain on the Board.
          (c) Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, Person, and the remainder of the Plan shall remain in full force and effect.
          (d) Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration if, in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Common Stock is then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the Plan shall be promptly refunded to the relevant Participant, holder or beneficiary.

          (e) No Trust or Fund Created. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person.
          (f) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
          (g) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Company and its Affiliates shall be relieved of any further liability for payment of such amounts.
          (h) No Guarantee of Tax Consequences. None of the Board, the Company, nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.